Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated March 4, 2021 to Prospectus dated March 2, 2021

Registration No. 333-253774

NEWMARKET CORPORATION

FINAL TERM SHEET

March 4, 2021

$400,000,000 2.700% Senior Notes due 2031

Issuer:	NewMarket Corporation

Ratings:*	Baa2 (stable) / BBB+ (stable) / BBB (stable)

Principal Amount:	$400,000,000

Maturity:	March 18, 2031

Coupon (Interest Rate):	2.700%

Yield to Maturity:	2.843%

Spread to Benchmark Treasury:	130 basis points

Benchmark Treasury:	1.125% due February 15, 2031

Benchmark Treasury Price and Yield:	96-05;1.543%

Interest Payment Dates:	Semi-annually on March 18 and September 18 of each year, commencing on September 18, 2021

Optional Redemption:

At any time prior to December 18, 2030 (three months prior to their maturity date), the Notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•  100% of the principal amount of the Notes to be redeemed; and

•  the sum of the present values of the Remaining Scheduled Payments thereon that would be due if the Notes matured on the Par Call Date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to the date of redemption.

Commencing on December 18, 2030 (three months prior to their maturity date) (the “Par Call Date”), we may redeem the Notes, in whole, or from time to time in part, at the option of the Company at any time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest, if any, to the redemption date.

Price to Public:	98.763%

Trade Date:	March 4, 2021

Settlement Date:

March 18, 2021 (T+10)

It is expected that delivery of the notes will be made against payment therefor on or about March 18, 2021, which is the tenth business day following the date hereof (such settlement cycle being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the second business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their own advisors.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

CUSIP Number:	651587 AG2

ISIN Number:	US651587AG29

Book-Running Manager(s):	BofA Securities, Inc. J.P. Morgan Securities LLC

Senior Co-Managers:	Wells Fargo Securities, LLC Citigroup Global Markets, Inc. U.S. Bancorp Investments, Inc. DBS Bank Ltd.

Co-Managers:	TD Securities (USA) LLC BNP Paribas Securities Corp. PNC Capital Markets LLC Citizens Capital Markets, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, BofA Securities, Inc. can arrange to send you the prospectus if you request it by calling or e-mailing BofA Securities, Inc. toll-free at 1-800-294-1322 or dg.prospectus_requests@bofa.com or J.P. Morgan Securities LLC collect at (212) 834-4533.